Exhibit 99.1
FOR IMMEDIATE RELEASE January 24, 2013 Contact: Laura Ulbrandt (212) 460-1900

LEUCADIA NATIONAL CORPORATION ANNOUNCES
CONSENT SOLICITATION RELATING TO THE INDENTURE
GOVERNING ITS 8.125% SENIOR NOTES DUE 2015

New York, New York ― January 24, 2013 ― Leucadia National Corporation (NYSE: LUK) announced today that it has commenced a consent solicitation relating to the Indenture (the “Indenture”) governing its 8.125% Senior Notes due 2015 (the “Notes”).

Specifically, Leucadia proposes to amend the covenant entitled “Limitation on Funded Debt of Material Subsidiaries” in the Indenture to permit the incurrence of additional Funded Debt (as defined in the Indenture) of one or more Material Subsidiaries (as defined in the Indenture) in an aggregate principal amount at any one time outstanding not to exceed $1.25 billion. The proposed amendment is being made in connection with the previously announced proposed merger between Leucadia and Jefferies Group, Inc. (“Jefferies”) whereby Jefferies will become a wholly-owned subsidiary of Leucadia and will constitute a “Material Subsidiary” under the Indenture (the “Merger Transaction”). The proposed amendment is being sought to provide Material Subsidiaries, which would include Jefferies and certain of its subsidiaries, flexibility to incur additional indebtedness.

The proposed amendment, and the payment of any consent fee or soliciting dealer fee, is conditioned, among other things, on the consummation of the Merger Transaction.

In the event that the proposed amendment becomes operative, Leucadia will pay a consent fee of $5.00 per $1,000 principal amount of Notes to all consenting holders of Notes, on terms and conditions described in the consent solicitation documentation. Leucadia will also pay the relevant soliciting dealer a fee of $1.50 per $1,000 principal amount of Notes, provided that such fee will only be paid with respect to consents by holders of Notes whose aggregate principal amount of Notes is $1,000,000 or less.

The record date to determine holders of Notes entitled to consent is 5:00 P.M., New York City time, on January 23, 2013. The consent solicitation will expire at 5:00 P.M., New York City time, on March 7, 2013.

Holders of Notes who have any questions regarding the terms of the consent solicitation should contact the Solicitation Agent, Jefferies & Company, Inc., at (888) 708-5831 (U.S. Toll-free) or (203) 708-5831. Copies of the consent solicitation statement, the form of consent or any related documents may be obtained from i-Deal LLC, the Information Agent, by calling (888) 593-9546 (U.S. Toll-free) or (212) 849-3880. In addition, beneficial owners wishing to review the consent solicitation statement may also access it by visiting the following website: www.leucadia.com.

THIS PRESS RELEASE IS FOR INFORMATIONAL PURPOSES ONLY AND DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES AND SHALL NOT CONSTITUTE AN OFFER, SOLICITATION OR SALE OF ANY SECURITIES IN ANY JURISDICTION IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL.

Leucadia National Corporation, with its principal business address at 315 Park Avenue South, New York, New York 10010, is a diversified holding company engaged in a variety of businesses.

*****

This press release may contain “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  Although Leucadia believes any such statement is based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different.  These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially.  These forward-looking statements speak only as of the date hereof.  Leucadia disclaims any intent or obligation to update these forward-looking statements.